SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                       Securities and Exchange Act of 1934


       Date of Report (Date of earliest event reported) SEPTEMBER 5, 2003
                                                        -----------------

                                   INSCI CORP.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its Charter)


                                    DELAWARE
                 ----------------------------------------------
                 (State or other jurisdiction of incorporation)


                      1-12966                        06-1302773
              -----------------------            -------------------
              Employer Identification                  I.R.S.
                                                 Commission File No.

         TWO WESTBOROUGH BUSINESS PARK,
               WESTBOROUGH, MA                           015811
    --------------------------------------              --------
    Address of principal executive offices              Zip Code


       (508) 870-4000 Registrant's telephone number, including area code

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ITEM 1. CHANGES IN CONTROL OF REGISTRANT

           The Registrant (the "Company"), on September 5, 2003, entered into an agreement with SCP Private Equity Partners II, LP ("SCP"), a private equity fund, as of September 4, 2003, wherein SCP agreed to purchase, 1,546,711 shares of Series C Convertible Preferred Stock in the Company at $1.9396 per share (the "Series C Preferred Stock") for the sum of $3,000,000.

           The 1,546,711 shares of Series C Preferred Stock are convertible into 30,934,422 shares of common stock, or approximately 58.6% of the current issued and outstanding shares of common stock of the Company.

           SCP purchased 515,571 shares of Series C Preferred Stock on closing for the sum of $1,000,000. Of the 515,571 shares of Series C Preferred Stock, 309,342 shares of Series C Preferred Stock (20% of the total shares) were held in escrow until such time as the Company amends its agreements with Selway Partners LLC ("Selway") and CIP Capital LP ("CIP") with respect to the rights associated with the Company's Series A and Series B convertible preferred stock. Selway is an affiliate of SCP in that SCP is the majority shareholder of Selway. CIP is an affiliate of SCP in that Mr. Winston Churchill is a managing partner in both. As a part of the Purchase Agreement for the Series C Preferred Stock, Selway and CIP agreed to negotiate with the Company to modify certain provisions of the Series A and Series B convertible preferred stock within sixty (60) days from the date of the initial sale of the Series C Preferred Stock to SCP. The Company intends to enter into a modification agreement with Selway and CIP to amend certain provisions of the Series A and Series B preferred stock.

SCP agreed to pay the purchase price on the balance of $2,000,000 as follows:

     o $500,000 - 257,785 shares 30 days from closing
     o $500,000 - 257,785 shares 60 days from closing
     o $500,000 - 257,785 shares 90 days from closing
     o $500,000 - 257,785 shares 120 days from closing


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           The payments for the Series C Preferred Stock may be changed to an earlier date with the written consent of SCP and the approval of the majority of the Company's Board of Directors. SCP has the right to vote the Series C Preferred Stock on an as converted basis.

           Selway and CIP have the right to convert Series A convertible preferred stock (issuable upon the conversion of the Company's convertible debt) and Series B convertible preferred stock into shares of common stock of the Company, and to vote their Series A and B preferred stock on an as converted basis. The Company incorporates by reference its prior filings with respect to the transactions by and between the Company, Selway and CIP with respect to the Series A and Series B preferred stock.

           As a result of its purchase of Series C Preferred Stock, and SCP's affiliate relationship with Selway and CIP, SCP is deemed the beneficial owner of 1,441,710 shares of Series A preferred stock (issuable upon the conversion of the Company's convertible debt), 123,344 shares of Series B preferred stock, 1,546,711 shares of Series C Preferred Stock, 461,538 warrants to purchase shares of Series A preferred stock and 1,488,916 shares of common stock of the Company which aggregate to 71.7% of the issued and outstanding common stock of the Company on a fully diluted basis. In accordance with the terms of the Series C Preferred Stock Purchase Agreement, the Company has filed a Certificate of Designation setting forth the rights and preferences for the Series C Preferred Stock.

           Additionally, the Company agreed to nominate and has appointed two
(2) directors designated by SCP to serve on the Board of the Company, and issued a press release with respect to the transaction.



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           Selway and CIP waived their anti-dilution rights under the Series A and Series B preferred stock as same relate to the Series C Preferred Stock purchase transaction.

           Following the purchase of Series C Preferred Stock by SCP, the Company entered into a purchase of assets transaction with Diablo Management Group ("Diablo"), as Assignee, for the benefit of creditors of a company known as WebWare Corporation ("WebWare"). WebWare was majority-owned by SCP. As a result of the purchase of WebWare by the Company, SCP will be issued 4,476,276 shares of the Company's common stock from Diablo in payment of a secured debt of WebWare. Additionally, the common shares that Selway and CIP are entitled to receive upon conversion of the Series B preferred stock increases due to the anti-dilution rights contained in the Series B preferred stock. Upon completion of the Series C transaction, SCP will be the beneficial owner of 1,441,710 shares of Series A preferred stock (issuable upon the conversion of the Company's convertible debt), 123,344 shares of Series B preferred stock, 1,546,711 shares of Series C Preferred Stock, 461,538 warrants to purchase shares of Series A preferred stock in the Company and 5,965,192 shares of common stock of the Company which aggregate to 72.5% of the issued and outstanding common stock of the Company on a fully diluted basis. SCP, Selway and CIP are permitted to vote Series A, Series B and Series C preferred stock on an as converted basis.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(C) EXHIBITS

Exhibit 10.76 Series C Convertible Preferred Stock Purchase Agreement dated as of September 4, 2003

Exhibit 99.1   Press Release dated September 8, 2003



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                                   SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   Westborough, MA
         September 19, 2003







                                         INSCI CORP.
                                         (Registrant)

                                         /s/ Henry F. Nelson
                                         -------------------------------------
                                         HENRY F. NELSON,
                                         CHIEF EXECUTIVE OFFICER AND PRESIDENT




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